Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Current Report (Form 8-K) of Robbins & Myers, Inc., dated January 7, 2011 and to the incorporation by reference in the Registration Statements of Robbins & Myers, Inc. (Form S-8 Nos. 33-43625, 33-84032, 333-00291, 333-00293, 333-35856, 333-81558, 333-121899, and 333-170502, Form S-3 No. 333-31235, Form S-3 ASR No. 333-152874, and Form S-4 No. 333-170502) of our report dated March 5, 2010, with respect to the consolidated financial statements of T-3 Energy Services, Inc., as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009.
/s/ Ernst & Young, LLP
Houston, Texas
January 10, 2011